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Suzanne DuLong
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Rob Gruening
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F5 Adds Michael Montoya to Board of Directors

SEATTLE, JUNE 17, 2021 – F5 Networks (NASDAQ: FFIV) today announced the appointment of Michael Montoya, Chief Information Security Officer at Equinix, the world's digital infrastructure company, to its Board of Directors. Montoya, 50, joins F5’s Board effective immediately, bringing a strong background leading comprehensive cybersecurity programs for large global organizations.
“Michael’s expertise in information security, risk governance, and data privacy will bring a valuable perspective for F5 and our Board,” said Alan Higginson, chairman of the board of F5. “His extensive experience developing and managing global enterprise cloud security operations make him an ideal addition to our Board as we leverage and extend F5’s application security leadership.”
In his current role, Montoya is responsible for leading Equinix's global cybersecurity risk program. His responsibilities include evolving the company's information security program and defining Equinix’s future cybersecurity roadmap, enterprise risk management and compliance programs.
Prior to Equinix, Montoya was Senior Vice President and Chief Information Security Officer at Digital Realty and previously served in numerous leadership roles at Microsoft, including as Chief Cybersecurity Officer, Asia, leading security initiatives and operations for the development and delivery of Microsoft cloud security products and services. Montoya also held leadership positions at FireEye, EMC Corporation, and Avanade Inc.
Montoya earned a B.A. degree in Economics from the University of New Mexico and holds advisor roles for several early-stage security companies.
F5’s Board is committed to adding strong new voices through transformation. With Montoya’s appointment, F5’s Board expands to ten members, nine of whom are independent. In addition, seven of F5’s Board members are diverse and in the past five years, 100% of new directors added and currently serving on the Board are diverse.
About F5
F5 (NASDAQ: FFIV) is a multi-cloud application security and delivery company that enables our customers—which include the world’s largest enterprises, financial institutions, service providers, and governments—to bring extraordinary digital experiences to life. For more information, go to f5.com. You can also follow @F5 on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies.
F5 is a trademark, service mark, or tradename of F5 Networks, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.
Source: F5 Networks